50 West Liberty Street, Sutie 750

Reno, Nevada 89501

775-323-1601

April 2, 2020

The Board of Directors

Galaxy Next Generation, Inc.

285 Big A Road

Toccoa, GA  30557

Re:	Galaxy Next Generation, Inc.—Form S-1 (File No. 333-235905)

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (File No. 333-235905) (as amended through the date hereof, the “Registration Statement”) filed by Galaxy Next Generation, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 4,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to be issued in connection with the Company’s obligations under that certain Secured Convertible Debenture issued to YA, II PN, Ltd. on October 28, 2019 and amended and restated on November 25, 2019 (the “Note”).

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We have made such examination as we have deemed necessary for the purpose of this opinion.  Based upon such examination, it is our opinion, that, when the Registration Statement has become effective under the Securities Act of 1933, as amended, and when the Shares of Common Stock to be issued are distributed pursuant to the terms of the Note and the Plan of Distribution as described in the Registration Statement, the Shares of Common Stock so issued will be validly issued, fully paid and non-assessable.

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Note.  In connection with this opinion we have examined and relied on the representations and warranties as to factual matters in the Registration Statement.  Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

This opinion is given as of the date hereof.  We assume no obligation to advise you of changes that may hereafter be brought to our attention.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/
PARSONS BEHLE & LATIMER